Exhibit 5.1

April 11, 2018

Nevada Power Company

6226 West Sahara Avenue

Las Vegas, Nevada 89146

Re:                             Nevada Power Company’s $575,000,000 2.75% General and Refunding Mortgage Notes, Series BB, due 2020

Ladies and Gentlemen:

We have acted as special counsel to Nevada Power Company, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of $575,000,000 aggregate principal amount of the Company’s 2.75% General and Refunding Mortgage Notes, Series BB, due 2020 (the “Notes”) pursuant to a registration statement on Form S-3 (333-213897) (the “Registration Statement”), the prospectus contained therein (the “Prospectus”) and the supplement to the Prospectus dated April 9, 2018 (the “Prospectus Supplement”). The Notes will be issued pursuant to the General and Refunding Mortgage Indenture, dated as of May 1, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended and supplemented to the date hereof (the “Indenture”) and an officer’s certificate or supplemental indenture, as described in the Indenture, establishing the form and terms of the Notes. The Notes are being sold by the Company pursuant to the Underwriting Agreement, dated April 9, 2018, between the Company and the several underwriters named therein (the “Underwriting Agreement”).

In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinion expressed herein, we have relied on (a) information in public authority documents (and any opinion based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter) and (b) information provided in certificates of officers of the Company.  We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing examination and in reliance thereon, and subject to (x) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (y) completion of all corporate action required to be taken by the Company to duly authorize the proposed issuance of the Notes, we are of the opinion that, when (a) the terms of the Notes have been established in accordance with the Indenture, (b) the applicable supplement or officer’s certificate to the Indenture, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (c) the Notes have been executed and authenticated in accordance with the terms of the Indenture, and the applicable supplement thereto, if any, and issued and delivered in accordance with the terms of the Underwriting Agreement against payment of the consideration set forth therein and as contemplated by the Registration Statement and the Prospectus Supplement, the Notes will constitute binding obligations of the Company.

The foregoing opinion is subject to the following exclusions and qualifications:

(a)                                 Our opinion is as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.  This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)                                 We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)                                  We express no opinion concerning any laws other than the laws in their current forms of the State of New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinion set forth herein. Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Nevada, we base it on the opinion of Hutchison & Steffen, PLLC as evidenced by the opinion of such firm to be filed as an exhibit to the Company’s Current Report on Form 8-K, filed on or about the date hereof. Our opinions as to such matters are based on the assumptions and subject to the qualifications and limitations set forth in such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours

/s/ PERKINS COIE LLP

PERKINS COIE LLP